Exhibit 99.1

Venaxis Fourth Quarter 2012 Conference Call Script
March 26, 2013

SPEAKER: Joshua Drumm – Tiberend Strategic Advisors, Inc.
Thank you, Operator.  And thank you all for joining us this afternoon.  With me on today’s call are Steve Lundy, President and Chief Executive Officer; Jeff McGonegal, Chief Financial Officer; and Don Hurd, Senior Vice President and Chief Commercial Officer.

This afternoon, Venaxis issued a news release that provided an overview of its current activities and upcoming milestones. Additionally Venaxis’ annual report on form 10-K was filed this afternoon and is available on the Company’s website at www.venaxis.com. We encourage everyone to read today’s news release as well as the annual report. If you need a copy of the press release, please call Tiberend Strategic Advisors at 212-375-2686 and we will e-mail it to you.

Steve will give an update on recent milestones and the ongoing pivotal study for APPY1.  Don will then provide an update on Venaxis’ progress in preparing for full-scale commercialization of APPY1 in Europe. Steve will provide some concluding remarks and we will open the call for a question-and-answer session where Steve, Jeff, and Don will be available to take your questions.

SAFE HARBOR LANGUAGE:
Please note that certain of the information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements.  Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis’s news releases and SEC filings, including its Form 10-K for the year ended December 31, 2012, filed today, March 26, 2013.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Tuesday, March 26, 2013.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.
Now, I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

SPEAKER: Steve Lundy
Thank you, Josh, and thanks to everyone for joining us on the call today.  I want to start by highlighting some of our major accomplishments over the last few months, many of which have transformed the company and positioned us for success in the future.

Most importantly, we made good on a number of important promises, the most significant of which is the initiation of our pivotal clinical study for APPY1 in the United States.  But, before I talk about the study, I want to quickly highlight that this is our first conference call as Venaxis, Inc., having completed our corporate name change in the fourth quarter last year.  We view this corporate rebranding as an important part of our future as a pure-play, commercial-stage in vitro diagnostic company, and we are very pleased to be addressing our shareholders for the first time under our new corporate identity.

Venaxis Fourth Quarter 2012 Conference Call Script
March 26, 2013

Now onto the clinical trial update: We announced toward the end of the year that we’d begun training hospital sites, and shortly thereafter we announced that the first patients had been enrolled.  As of now, enrollment into the APPY1 pivotal U.S. clinical study is expected to continue across the 28 participating hospital sites throughout much of 2013.  Based on current projections, we anticipate completing the study and potentially filing with the FDA for regulatory clearance of APPY1 by the end of the year. As we’ve mentioned on previous calls, we plan to enroll a total of 2,000 net evaluable patients.

It took a lot of hard work to get to this point and we appreciate the commitment from: our product development team, which made significant contributions to improving the performance of the test, also our manufacturing team, and our regulatory affairs team.  We also appreciate our meetings with the FDA, who, just to remind you, provided valuable guidance and insight into the design of the pivotal study, both at our pre-IDE meeting and in subsequent follow up.  Today, APPY1 utilizes a multi-biomarker test configuration, with improved performance that has been validated in more than 500 patients through a successful pilot study.  We did not want to go the FDA until we had the right product to meet the current needs of emergency physicians who treat abdominal pain – and we believe we have that product in APPY1.  Now that we’ve advanced to our pivotal study, our primary focus is on completing it efficiently and expeditiously, ensuring the highest quality data, which we intend to submit for FDA clearance of the test in late 2013.

Another major focus continues to be on market development, which we believe will be critical to the success of APPY1, both in the U.S. and overseas.  In the U.S., we’re continuing to cultivate relationships with our growing network of hospital sites – many more than are participating in our pivotal study.  Our goal is to amass significant market insight and other key intelligence in order to maximize potential uptake of APPY1 when we launch the test following regulatory clearance.  I want to reiterate from our last call that our goal is to enter the market having identified 35-50 potential hospital site buyers in the U.S.  Thanks to our continued investment in commercial market development, we are moving ever closer to achieving that target.  Don Hurd and his team have been instrumental in making sure market development remains a top focus for us, and in a few moments, Don will speak more about our significant progress as it relates to our market development activities in Europe.

On that subject, I’m very pleased to highlight our other major company milestone, which was our successful CE Marking of APPY1.  This significant regulatory achievement allowed us to launch APPY1 selectively in Europe earlier this year.  With the support of our EU-based company consultant and our regional partners, we have now launched the test and test system in three of our target EU territories.  While this initial, strategic phase of the European launch is designed for market development purposes, we take great pride in reaching this transformative landmark, as it redefines Venaxis as a commercial-stage company.  I want to congratulate Don and the commercial team for this achievement and for successfully negotiating our current market development agreements.  We look forward to continued execution on our EU market development plan and to potentially ramping up to a full-scale European launch in 2014 – around the same time we anticipate advancing on regulatory approval in the U.S.

Before I hand the call to Don, I’ll comment briefly on our financial position.  We were very pleased to strengthen our balance sheet with an additional 4.7 million dollars in gross proceeds from our November public offering, which included full exercise of our underwriter’s overallotment option.  We ended 2012 with 12.1 million dollars in cash, cash equivalents and short-term investments, which we believe is sufficient to complete the ongoing U.S. pivotal trial, as well as advance our market development efforts in Europe.

Venaxis Fourth Quarter 2012 Conference Call Script
March 26, 2013

And with that, I’ll turn the call to Don to provide further insight into the market dynamics and our specific market development activities.  Don?

SPEAKER: Don Hurd

Thanks, Steve.  As you mentioned we have made significant progress in Europe since we obtained CE Marking for APPY1 in early January.  We have significantly advanced validation of the market potential for the specific regions we are targeting – which include the UK, Germany, Italy, France, Turkey, and the Benelux territories.  We met with and vetted a number of potential distributors in each of these regions, and we selected our top choices to support our market development efforts as part of the initial EU launch of APPY1.

As announced recently, we now have initial market development agreements in place with MOSS S.p.A., which is based near Milan, to cover Italy; Istanbul-based SAVAS Medikal Inc. to cover hospitals in Turkey; and Netherlands-based EMELCA Bioscience, covering hospitals in the Benelux countries.  Each have committed to working with us to qualify and establish relationships with the top hospitals in their respective territories, and to helping us conduct small market studies designed to further quantify the economic value of APPY1 in those regions.  This is a very active and ongoing process for Venaxis, and one we are happy to say is gaining significant traction as we continue to engage hospitals.  Initial stocking purchase orders have been received and are being filled.  In terms of next steps, we plan to train our development partners and look forward to initiating the hospital market development studies.

This initial phase of the EU launch is happening on a country-by-country basis, and our work continues to secure additional agreements in the remaining target territories.  We continue to make frequent trips to Europe in order to cultivate these relationships and we would expect to make one or more announcements regarding the status of additional market development agreements in the near term.

As we’ve mentioned, the goal of this market development program is to familiarize the market with APPY1 and generate meaningful data that will appeal to the emergency physicians and hospital laboratories that would be responsible for utilizing our test.  As in the U.S., we are looking to establish a pool of potential EU customers before we initiate a full-scale European launch.  As such, we will seek to publish and disseminate the data we are able to generate at selected key opinion leader hospitals in order to impact the broader hospital communities.

In terms of our overall commercial effort, we anticipate being in position to expand the launch in Europe to full-scale roughly in parallel with our FDA submission.  We also plan to hire and train our initial U.S. sales force while the submission is under FDA review in order to be ready to launch in the United States upon potential clearance.  In short, we are focused on laying a solid foundation, with the expectation that 2014 may be our breakout year in terms of commercial activities.  We look forward to continuing to share our progress with regular future updates.

Venaxis Fourth Quarter 2012 Conference Call Script
March 26, 2013

With that, I’ll hand the call back to Steve for closing comments and to begin the Q&A.

SPEAKER: Steve Lundy
Thanks, Don.

I’ll conclude by reiterating our commitment to gaining U.S. regulatory clearance and developing the market for APPY1, which we believe has the potential to improve the way emergency physicians manage their patients who present with abdominal pain.  We accomplished much over the recent months and we plan to maintain our track record of execution in the months and years to come.

Our primary focus is on advancing APPY1, and expanding its potential market opportunity. We believe we are also well positioned to develop next generation diagnostic products, due to our demonstrated capability to develop high quality assays and proprietary algorithms, and our unmatched pool of well-characterized patient samples collected during our past clinical studies, which we expect to leverage for future biomarker discovery.  While considering potential diagnostics for other abdominal issues, our vision is to develop a follow-on appendicitis test – an APPY2 if you will – that can hopefully deliver both the high sensitivity and the high specificity required for use as a true positive and negative predictor of acute appendicitis.  We are thinking critically and strategically about our future and the lifecycle of our products.  Adding to our biomarker discovery and test development expertise, I also want to mention that as announced in December we added a new board member this past quarter – Dr. Sue Evans, who is a former President of the American Association of Clinical Chemistry and a 30-year veteran of the in vitro diagnostics industry.  She will be instrumental in providing guidance as we expand our portfolio of diagnostic tests.

Over the past months we have made a significant commitment to be more visible in the financial community.  We have been and intend to continue presenting at selected investment banking and industry conferences.  With our corporate rebranding well advanced, and our strategic focus solely on diagnostics, we believe Venaxis is a compelling story for investors.  With that said, we look forward to taking your questions.

You may go ahead, Operator.

<<Q&A>>

Once again I’d like to thank everyone for joining us today.  We look forward to speaking with you again on our next update.